Exhibit 10.1

December 9, 2024

To: Scott Richardson

We are excited to offer you this compensation package given your new role within Celanese, and we look forward to the contributions you will continue to make in your new position.

Your position will be President & CEO based in Irving, Texas, reporting to the Board of Directors.
Details of the offer are as outlined below:

Annual Base Salary:	$1,150,000.00 USD
Target Bonus:	125% of Base Salary
LTI Target:	$7,500,000.00 USD (to be granted in February 2025 as part of the Annual LTI cycle)
Effective Date:	January 1, 2025

Congratulations! If these provisions are agreeable to you, please countersign below and return to me at your earliest convenience.

Sincerely,

/s/ Vanessa Dupuis
Vanessa Dupuis
SVP, Chief Human Resources Officer

Acknowledged and Agreed:

Signature:	/s/ Scott Richardson	Date:	12/9/2024
Scott Richardson